Exhibit A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2006 by and among CITIC Capital MB Investment Limited, an exempted company organized and existing under the laws of the Cayman Islands with registered address at P.O. Box 2804, 4th Floor, Scotia Centre, George Town, Grand Cayman, Cayman Islands (“CITIC”), Warburg, Pincus Ventures L.P., a Delaware limited partnership (“WPV”) and Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership (“WPVI”, WPV and WPVI collectively as “Sellers”).

W I T N E S S E T H:

WHEREAS, WPV as of the date hereof beneficially owns 4,025,105 shares of common stock of AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”) and WPVI as of the date hereof beneficially owns 4,025,105 shares of common stock of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE STOCK PURCHASE

1.1 Purchase and Sale. At the Closing (as defined below) and subject to and upon the terms and conditions of this Agreement, CITIC, its affiliate and/or its assignee (collectively, “Buyer”) shall purchase from Sellers and Sellers shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, security interests, pledges, claims, restrictions, preferential arrangements, equities, charges and encumbrances of any nature whatsoever (collectively, “Liens”), all shares of the common stock of the Company held by Sellers (the “Stock”) as set forth herein (the “Stock Purchase Transaction”).

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale, assignment and transfer of the Stock, Buyer will pay to Sellers at the times and in the manner specified herein, an aggregate purchase price of US$38,238,497.50 (the “Purchase Price”), split equally between WPV and WPVI and paid to the bank accounts specified in Schedule 1.2.

1.3 Deposit Arrangements. Notwithstanding the foregoing:

(a) within three (3) days (excluding Saturdays) on which commercial banks are generally open for business in Hong Kong (each a “Business Day”) after the date of execution and delivery of this Agreement by the parties hereto, Buyer shall deposit with Sellers an aggregate of US$3,823,849.75 (the “First Deposit”) of the Purchase Price otherwise payable to Sellers, split equally between WPV and WPVI and paid to the bank accounts specified in Schedule 1.2;

(b) within three (3) days Business Days after the date on which the Company’s Board of Directors shall have approved the Stock Purchase Transaction (the “Board Approval”), which approval shall, among other things, exempt the Stock Purchase Transaction from the operation of Section 203 of the Delaware General Corporation Law, Buyer shall notify Sellers of such Board Approval and shall deposit with Sellers an additional aggregate amount of US$3,823,849.75 (the “Second Deposit” and together with the First Deposit, the “Deposits”) of the Purchase Price otherwise payable to Sellers, split equally between WPV and WPVI and paid to the bank accounts specified in Schedule 1.2; and

(c) each of the Deposits shall be subject to Article VII hereof.

1.4 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Stock Purchase Transaction (the “Closing”) will take place 60 calendar days after the date of execution and delivery of this Agreement by the parties hereto, or as promptly as practicable at such later date following satisfaction or valid waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of O’Melveny & Myers LLP, counsel to Buyer, Plaza 66, 37th Floor, 1266 Nanjing Road West, Shanghai 200040, China, unless another time and/or place is mutually agreed upon in writing by Buyer and Sellers. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i) Buyer shall pay Sellers the Purchase Price (less the Deposits), by cashier’s check or wire transfer of immediately available funds; and

(ii) Sellers shall deliver to Buyer one or more certificates representing the Stock to be sold by Sellers to Buyer, endorsed in blank or accompanied by duly executed assignment documents in form and substance acceptable to Buyer.

1.5 Expenses. Except as otherwise provided herein, Sellers will be solely responsible for the costs and expenses (including those of its employees and attorneys’ fees) incurred by Sellers in negotiating and consummating the transactions contemplated in this Agreement, and Buyer will be solely responsible for the costs and expenses (including those of its employees and attorneys’ fees) incurred by Buyer in negotiating and consummating the transactions contemplated in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer that the statements contained in this Article II are true, complete and correct.

2.1 Organization and Standing of Sellers. WPV is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Delaware, the United States of America. WPVI is a limited partnership duly formed, validly existing and in good standing under the laws of Bermuda. Sellers have all requisite power and authority necessary to enable it to own and operate their properties and to conduct their business as now being conducted and presently proposed to be conducted.

2.3 Ownership of Stock. Sellers are the lawful owners, beneficially and of record, of the Stock on the date of this Agreement and as of the Closing Date; and the Stock is to be sold pursuant to this Agreement. None of the Stock is subject to any Liens, or to any rights of first refusal of any kind, and Sellers have not granted any rights to purchase the Stock to any other person. Sellers have the sole right to transfer the Stock to Buyer. Upon the Closing, Buyer will receive title to the Stock, subject to no Liens retained, granted or permitted by Sellers.

2.4 Authority; Valid and Binding Agreements. Sellers have the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Sellers and no further action is required. This Agreement has been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligations of Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CITIC

CITIC hereby represents and warrants to Sellers that the statements contained in this Article III are true and correct.

3.1 Organization and Standing of CITIC. CITIC is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. CITIC has all requisite corporate power and authority necessary to enable it to own and operate its properties and to conduct its business as now being conducted and presently proposed to be conducted.

3.2 Authority; Valid and Binding Agreements. CITIC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CITIC and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CITIC and no further corporate action is required. This Agreement has been duly executed and delivered by CITIC and, assuming the due authorization, execution and delivery of Sellers, constitutes the valid and binding obligations of CITIC, enforceable against CITIC in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Exclusivity. From the date of the execution of this Agreement until the earlier of (i) the date on which this Agreement is terminated pursuant to Article VII hereto and (ii) the Closing Date (the “Exclusivity Period”), neither Sellers nor any of their directors, officers, employees, agents, partners or advisors will, directly or indirectly, solicit, initiate or participate in negotiations or discussions or provide non-public information with respect to, any other investment in, or an acquisition of, the Stock or any similar transaction without the prior written consent of Buyer. In no event will Sellers accept or enter into an agreement concerning any such third party transaction during the Exclusivity Period.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality. Each party agrees that the terms, conditions and existence of this Agreement, the transactions contemplated by this Agreement, and, after the Closing, all information concerning the businesses and affairs of each party that is not already generally available to the public, shall be treated as the confidential information and that no reference to the terms, conditions or existence of this Agreement, the transactions contemplated by this Agreement, or to activities pertaining thereto or concerning the businesses and affairs of each party after the Closing may be made by party without the prior written consent of the other party, except: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel; (iv) in the case of Sellers, to their limited partners and their representatives, for regular fund reporting purposes; or (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement. Without limiting the foregoing, neither party shall issue any statement or communication to any third party (subject to the exceptions set forth in the preceding sentence) regarding the subject matter of this Agreement, the transactions contemplated by this Agreement, including without limitation, if applicable, the termination of this Agreement and the reasons therefor, without the prior written consent of the other party. In the event either party must disclose the confidential information of the other party pursuant to the order or requirement of a court or other governmental body, such party shall provide prompt prior written notice thereof to the other party to allow the other party to obtain a protective order, and such party shall also use its reasonable best efforts to obtain a protective order, assist the other party in obtaining a protective order or otherwise prevent public disclosure of such information. If either party breaches any of its obligations with respect to confidentiality or use of confidential information hereunder, the other party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

5.2 Conveyance Taxes. Each party hereto shall be liable for, and shall hold the other party hereto harmless from and against, any transfer, sales and use, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes and fees which become payable in connection with the sale and purchase of the Stock pursuant to this Agreement for which such party is primarily liable under applicable law

5.3 Further Action. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver, or cause to be executed and delivered, such documents and other papers, in each case, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, and to vest in Buyer good and valid title to the Stock.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Condition to Obligations of Each Party to Effect the Stock Purchase Transaction. The respective obligations of Buyer and Sellers to effect the Stock Purchase Transaction and to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Government Order. No government, court, administrative agency or commission or other governmental agency, authority or instrumentality, whether federal, state, provincial, regional, municipal or local, domestic or foreign, of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Stock Purchase Transaction illegal or otherwise preventing the consummation of the Stock Purchase Transaction.

6.2 Additional Conditions to Obligations of Sellers. The obligations of Sellers to effect the Stock Purchase Transaction and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. Each representation and warranty of Buyer shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by Buyer prior to or as of the Closing.

6.3 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Stock Purchase Transaction and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of Sellers shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants. Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement required to be performed and complied with by Sellers prior to or as of the Closing.

(c) Approval of Board of Directors of the Company. The Board Approval shall have been obtained.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. Except as provided herein, this Agreement may be terminated and the Stock Purchase Transaction abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Sellers;

(b) by Buyer or Sellers if: (i) there shall be a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Stock Purchase Transaction, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase Transaction by any governmental authority that would make consummation of the Stock Purchase Transaction illegal;

(c) by Sellers if the condition set forth in Section 6.3(c) has not been satisfied or validly waived by October 30, 2006; or

(d) by Buyer or Sellers if the Closing shall not have occurred by November 30, 2006.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Sellers or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided that each party hereto shall remain liable for any breach of this Agreement that occurred prior to its termination; and provided further, that, the provisions of Sections 1.5 (Expenses), 5.1 (Confidentiality), Article VIII and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

7.3 Amendment. The parties hereto may amend this Agreement at any time by execution of an instrument in writing signed by all parties.

7.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Sellers, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time on or after the Closing, Buyer, on the one hand, and Sellers, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.5 Deposits.

In the event of any termination of this Agreement by Sellers or Buyer in accordance with Section 7.1(a), (b) or (c) of this Agreement, or if the Closing does not occur due to the failure of a condition in Section 6.3, Sellers shall refund each of the Deposits to Buyer without delay and without interest. In the event of any other termination of this Agreement, the Deposits shall not be refunded to Buyer.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Buyer, to:

CITIC Capital MB Investment Limited

c/o CITIC Capital Partners Management Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Facsimile: 852-2523-8312

Attn: Eric Chan

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Meiji Yasuda Seimei Building, 11th Floor

2-1-1, Marunouchi

Chiyoda-ku, Tokyo 100-0005, Japan

Facsimile: 81-3-5293-2780

Attn: Gregory D. Puff

(b) if to Sellers, to:

Warburg, Pincus Ventures L.P./Warburg, Pincus Ventures International L.P.

c/o Warburg Pincus Asia LLC

Suite 6703, Two IFC, 8 Finance Street

Hong Kong

Facsimile: 852-2521-3869

Attn: Andrew Chan

8.2 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the other parties.

8.3 Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned without the prior written consent of each other party hereto, except that CITIC may, by delivering to Sellers a prior written notice and a valid written instrument of assignment and assumption, without such consent assign its rights, interests and obligations under this Agreement to any of its affiliates or other assignee (a “Buyer Assignee”); provided, however, that in the event CITIC assigns any of its rights, interests and obligations to a Buyer Assignee, such Buyer Assignee shall specifically assume CITIC’s rights, interests and obligations under this Agreement; provided, further, however, that CITIC shall be fully liable as a principal obligor in the event of a failure by any such Buyer Assignee to perform any of its obligations under this Agreement.

8.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Any judicial proceeding brought against any of the parties to this Agreement in connection with any dispute arising out of this Agreement or the transactions contemplated hereby (each, a “Proceeding”) may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. Each of Sellers and Buyer agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any Proceeding.

8.6 Public Announcements; Filings.

(a) No party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby and thereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such prior written consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) shall not be required for releases, announcements or communications to the extent obtaining such prior written consent would prevent the timely and accurate dissemination of information as required to comply with any applicable law.

(b) Sellers confirm that they are not required to, and will not, make any filings with the U.S. Securities and Exchange Commission or any other regulatory authority, including without limitation any filings pursuant to Regulations 13D-13G of the Securities Exchange Act of 1934, until the Closing Date.

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IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer(s) to execute, this Agreement as of the date first written above.

“BUYER”

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

“SELLERS”

WARBURG, PINCUS VENTURES, L.P.

By:	/s/ Scott A. Arenare
Name:	Scott A. Arenare, General Partner
For and on behalf of WARBURG, PINCUS & CO., Managing Member
For WARBURG PINCUS PARTNERS, LLC, General Partner

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By:	/s/ Scott A. Arenare
Name:	Scott A. Arenare, General Partner
For and on behalf of WARBURG, PINCUS & CO., Managing Member
For WARBURG PINCUS PARTNERS, LLC, General Partner